Exhibit 99.1

Press Release	U-STORE-IT TRUST (NYSE - YSI)

U-Store-It Announces Key Executive Promotions

Wayne, PA — (MARKET WIRE) — 11/10/08 — U-Store-It Trust (NYSE: YSI) today announced the promotion of two senior executives.

•                  Christopher P. Marr has been promoted to President and Chief Investment Officer.  Mr. Marr has been with the Company since June 2006, serving as its Chief Financial Officer.  From 1994 until joining U-Store-It, Mr. Marr served in various senior financial positions, including Chief Financial Officer, at Storage USA, Inc. and Brandywine Realty Trust (NYSE: BDN).  In his new position, Mr. Marr will have as his direct reports the Company’s Chief Financial Officer and Chief Information Officer, as well as being responsible for the Company’s human resources, investment, legal, and revenue management functions. He will continue to report to Dean Jernigan, Chief Executive Officer.

•                  Timothy M. Martin has been promoted to Chief Financial Officer. Mr. Martin has been with the Company since December 2006, serving as its Chief Accounting Officer. From 1997 until joining U-Store-It, Mr. Martin was employed at Brandywine Realty Trust serving in various positions, including Chief Accounting Officer and Principal Financial Officer.  Mr. Martin will report to Mr. Marr, President and Chief Investment Officer.

“I am delighted to announce today this promotion for Chris Marr,” said Dean Jernigan CEO of U-Store-It. “Chris and I have been partners for many years. He served very successfully in various senior positions, including as the Chief Financial Officer, during his eight years with me at  Storage USA and has been equally successful in that role here at U-Store-It for the past two and one-half years. This is a well deserved promotion and helps us in the design of our organizational structure for the future growth of the Company.”

“I am very pleased with the promotion of Tim Martin and am highly confident in his ability to succeed in his new role,” continued Mr. Jernigan. “Tim joined our Company in late 2006 as our Senior Vice President and Chief Accounting Officer and has made substantial contributions to our results. He has been working closely with Chris and me on all of our financial matters so his transition will be seamless.”

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the 2008 Self-Storage Almanac, U-Store-It Trust is one of the top four owners and operators of self-storage facilities in the United States.

Contact:

U-Store-It Trust

Timothy M. Martin

Chief Financial Officer

(610) 293-5700